                                                                      EXHIBIT 12





               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1992 through 1996
                      and Twelve Months Ended July 31, 1997
                       (in thousands except ratio amounts)
              --------------------------------------------------------

                                 July 31,
                                   1997        1996        1995         1994       1993         1992
                                   ----        ----        ----         ----       ----         ----

Earnings:
  Net income from
    continuing operations        $ 54,148    $ 48,562    $ 40,310    $ 35,506    $ 37,534    $ 35,310
  Income taxes                     34,695      30,928      25,442      21,407      23,427      21,259
  Fixed charges                    39,231      37,009      35,651      29,736      26,715      26,246
                                 --------    --------    --------    --------    --------    --------
    Total Adjusted Earnings      $128,074    $116,499    $101,403    $ 86,649    $ 87,676    $ 82,815
                                 ========    ========    ========    ========    ========    ========

Fixed Charges:
  Interest                       $ 37,022    $ 34,511    $ 33,224    $ 27,671    $ 24,870    $ 24,570
  Amortization of debt
    expense                           352         345         336         334         192         180
  One-third of rental expense       1,857       2,153       2,091       1,731       1,653       1,496
                                 --------    --------    --------    --------    --------    --------
    Total Fixed Charges          $ 39,231    $ 37,009    $ 35,651    $ 29,736    $ 26,715    $ 26,246
                                 ========    ========    ========    ========    ========    ========

Ratio of Earnings to Fixed
  Charges                            3.26        3.15        2.84        2.91        3.28        3.16
                                 ========    ========    ========    ========    ========    ========




















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